Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements filed by iSun, Inc. on Forms S-3 (File Nos. 333-269358, 333-268678, 333-261237, 333-251154, 333-249429, 333-233931, and 333-233107) and on Forms S-8 (File Nos. 333-265624 and 333-249714) of our report, dated April 17, 2023 which refers to a change in the method of accounting for leases on January 1, 2022 due to the adoption of Accounting Standards Codification, Leases (ASC 842), with respect to our audits of the consolidated financial statements of iSun, Inc. as of December 31, 2022 and 2021 and for the two years in the period ended December 31, 2022, which report is included in this Annual Report on Form 10-K of iSun, Inc. for the year ended December 31, 2022.

/s/ Marcum llp

Marcum llp

New York, NY

April 17, 2023